Exhibit 10.1

AMENDMENT NUMBER ONE TO

RESEARCH AND LICENSE AGREEMENT

THIS AMENDMENT (the “Amendment”) to the Research and License Agreement of February 5, 2009 is made and entered into as of the 27th day of April, 2010 by and between Trevena, Inc., a Delaware corporation, having a principal address at 1018 West 8th Ave. Building 11, King of Prussia, Pennsylvania 19406 (“Company”), and Ligand Pharmaceuticals Incorporated, a Delaware corporation, having its principal place of business at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 (“Ligand”).

WHEREAS, the Parties have discussed and agreed to a modified schedule for delivery of Targets and various other terms;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth in this Agreement, the Parties hereby agree as follows:

The current version of Section 1.24 shall be deleted and replaced with the following:

1.24 Research Term” means the two-year period commencing on January 30, 2009 and ending on the later of January 30, 2011 or the completion of screening of all Targets selected by August 5, 2010.

The current version of Section 2.1.2 shall be deleted and replaced with the following:

2.1.2 Activities of Ligand. Subject to the provision of a sufficient number of Proposed Targets pursuant to Section 2.1.3 and selection of a sufficient number of Targets pursuant to Section 2.2, in consideration for the funding provided by Company pursuant to Section 6.1, Ligand shall utilize the appropriate resources to complete screens of Targets selected under this Amendment, in accordance with Section 2.5.1, during the Research Term.

The current version of Section 2.1.3 shall be deleted and replaced with the following:

2.1.3 Activities of Company. From the date of this Amendment through August 5th 2010, Company shall identify and make available to Ligand a sufficient number of molecular and/or biological targets for Ligand’s evaluation. Company shall make available to Ligand at least eight (8) additional targets selected for screening per under this Amendment. With each such target, Company shall also provide to Ligand all pertinent Target Information essential to run the Assays. Company shall make available a sufficient number of Targets and a sufficient amount of Target Information to allow Ligand to screen a total of eight (8) additional Targets during remaining the Research Term.

The current version of Section 2.2 shall be deleted and replaced with the following:

2.2 Selection of Targets. As provided in Section 2.1.3, in the course of the Research Collaboration, Company shall make available to Ligand a sufficient number of targets, from which the Parties shall select a subset, for Ligand to be able to screen an additional eight (8) Targets during the remaining Research Term. At any one time, Company shall make available such targets in multiples for consideration. Each target made available to Ligand shall be referred to as a “Proposed Target.” Company shall deliver additional Proposed Targets to Ligand no later than according to the following schedule:

Two new Proposed Targets no later than February 30, 2010

Three more new Proposed Targets no later than May 5, 2010

The final three Proposed Targets no later than August 5, 2010

Ligand shall promptly inform Company if it is prevented from screening a Proposed Target pursuant to Third Party obligations or if it has previously screened against a Proposed Target and, if so, whether such previous screen identified compounds active against such Proposed Target. At Company’s sole discretion, Company may remove from consideration as a Target any Proposed Target against which Ligand has previously screened; provided, however, that Company shall be solely responsible, and Ligand shall have no liability for, Company’s decision to include or remove from consideration any Proposed Target against which Ligand has previously screened. If any of the proposed target(s) is not selected for screening, then Company shall send one or more corresponding replacement Proposed Target(s) promptly enough for the Parties to meet the schedule of activities contemplated hereunder. For each Proposed Target, Company shall specify the Assays and the desired agonist or antagonist screening mode and shall make available to Ligand the Target Information and such other information as Ligand may reasonably request. For each Proposed Target, Ligand shall review and, if need be, discuss with Company the Target Information. A Proposed Target that is not removed from consideration by Company as provided above in this Section 2.2 and that is not encumbered by Third Party obligations will be accepted and designated a ‘Target’ for the purposes of this Agreement.

The current version of Section 12.2.3 shall be deleted and replaced with the following:

12.2.3 Termination of Research Collaboration. Upon prior written notice to the other Party, either Party may terminate the Research Collaboration at any time, without cause, in which event all licenses granted to Active Compounds as of such time under Section 5.4 shall remain in full force and effect.

The current version of Section 13.1 shall be deleted and replaced with the following:

13.1 Notices. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be effective when delivered, if delivered by hand or by electronic facsimile or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, and shall be addressed to each Party at the following addresses or such other address an may be designated by notice pursuant to this Section:

If to Ligand: Ligand, Inc. 11085 North Torrey Pines Road, Suite 300 La Jolla, CA 92037 Attn: Chief Executive Officer	If to Company: 1018 West 8th Ave. Suite A, King of Prussia, Pennsylvania 19406 Attn: Chief Executive Officer

with copies to: Ligand, Inc. 11085 North Torrey Pines Road, Suite 300 La Jolla, CA 92037 Attn: General Counsel	with copies to: 1018 West 8th Ave. Suite A, King of Prussia, Pennsylvania 19406 Attn: Chief Business Officer

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

TREVENA, INC.		LIGAND PHARMACEUTICALS INC.

By:	/s/ Maxine Gowen	By:	/s/ Syed Kazmi
Name:	Maxine Gowen, Ph.D.	Name:	Syed Kazmi
Title:	Chief Executive Officer	Title:	Vice President, R&D
Date:	April 27, 2010	Date:	April 28, 2010

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